Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements  pertaining to the Bank of Hawaii Profit Sharing Plan, including the post-effective amendment thereto filed on June 23, 1998 and relating to the Pacific Century Financial Corporation Profit Sharing Plan (Form S-8 No. 033-57267), and  pertaining to the Bank of Hawaii Retirement Savings Plan (Form S-8 No. 333-165825), of our report dated June 29, 2010, with respect to the financial statements and supplemental schedule of the Bank of Hawaii Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Honolulu, Hawaii
June 29, 2010